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                                AMERIKING, INC.
                    CALCULATION OF EARNINGS PER COMMON SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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                                                                                  August 17, 1994
                                                          Fiscal      Fiscal             To
                                                           1996        1995      December 31, 1994
                                                         --------  ------------- ------------------
Income before extraordinary item and dividends           $(2,942)       $   902             $   241
Extraordinary item                                        (5,055)             -                   -
Earnings available to stockholders                        (7,997)           902                 241
Dividends
          Preferred Stock                                   (450)          (450)               (122)
          Senior Preferred Stock                            (303)             -                   -
Amortization of issuance costs                               (10)             -                   -
                                                         -------        -------             -------
Earnings available for common stockholders               $(8,761)       $   452             $   119

Weighted average number of shares outstanding             865.59         863.29              863.29
Fully diluted weighted average number of shares           972.29         969.99              969.99
 outstanding

Net income per common share before extraordinary item    $ (4.28)       $  0.52             $  0.14
 (weighted average)
Net income per common share before extraordinary item      (3.81)          0.47                0.12
 (fully diluted)
Extraordinary item (weighted average)                      (5.84)          0.00                0.00
Extraordinary item (fully diluted)                         (5.20)          0.00                0.00
Net income per common share (weighted average)            (10.12)          0.52                0.14
Net income per common share (fully diluted)                (9.01)          0.47                0.12


                                                                       TOTAL SHARES
                                                         ------------------------------------------
                                                                                     FISCAL 1996
                                                                        DAYS       WEIGHTED AVERAGE
                                                          TOTAL      OUTSTANDING       SHARES
                                                         SHARES    FOR FISCAL 1996   OUTSTANDING

Weighted average number of common shares:
   Original shares (post split)                           863.29            365              863.29
   Common stock units                                      30.00             28                2.30
                                                         -------        -------             -------
   Total                                                  893.29                             865.59

Fully diluted weighted average number of common
 shares:
   Original shares (post split)                           969.99            365              969.99
   Common stock units                                      30.00             28                2.30
                                                         -------        -------             -------
   Total                                                  999.99                             972.29
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